Exhibit 2.1

PLAN OF LIQUIDATION

OF

GOLDEN POND HEALTHCARE, INC.

(A Dissolved Delaware Corporation)

This Plan of Liquidation (or “Plan”) of Golden Pond Healthcare, Inc. (“GPH,” “we” or “us”) is dated this 22nd day of October 2009.

WHEREAS, Article Sixth of GPH’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that GPH’s corporate existence shall terminate on November 6, 2009 (the “Termination Date”) unless such provision is amended in connection with a business combination;

WHEREAS GPH did not consummate a business combination prior to the Termination Date;

WHEREAS, GPH will be dissolving as a result of the terms of its Charter;

WHEREAS, GPH elects to adopt a plan of distribution pursuant to Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, GPH has paid or made reasonable provision to pay all claims and obligations of GPH known to it, including all contingent, conditional or unmatured contractual claims, other than the following:

1. The fees and expenses in connection with legal, accounting and other services rendered prior to the date hereof, all as shown on GPH’s unaudited interim financial statements at and for the period ended June 30, 2009, and liabilities and obligations incurred or to be incurred after such date to vendors or other persons for services rendered or goods sold, including fees and expenses in connection with legal, accounting and other professional services to be rendered in connection with the dissolution and liquidation of GPH and the winding up of its business and affairs (the “Vendor Obligations”);

2. Liabilities for taxes (the “Tax Liabilities”); and

3. GPH’s obligations to holders (the “Public Stockholders”) of its shares of common stock, par value $0.001 per share (the “Common Stock”), issued in its initial public offering (the “IPO”) to distribute the proceeds of the trust account (the “Trust Account”) established in connection with the IPO upon the dissolution and liquidation of GPH as provided in GPH’s Charter and its prospectus for the IPO;

WHEREAS, to the best of GPH’s knowledge there are no pending actions, suits or proceedings to which GPH is a party;

WHEREAS, there are no facts known to GPH indicating that claims that have not been made known to GPH or that have not arisen are likely to become known to GPH or to arise within ten years after the date of dissolution; and

WHEREAS, GPH’s executive officers have reaffirmed their obligations, given to GPH in connection with its IPO, to indemnify and hold harmless GPH against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which GPH may become subject as a result of any claim by any vendor or other person who is owed money by GPH for services rendered or products sold or contracted for, or by any target business, but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Account.

NOW THEREFORE, GPH adopts the following Plan, which shall constitute a plan of distribution in accordance with Section 281(b) of the DGCL:

1. PAYMENT OF LIABILITIES AND OBLIGATIONS. GPH shall, as soon as practicable following the adoption of this Plan by the Board of Directors of GPH (the “Board”) and GPH’s dissolution on November 6, 2009, (a) pay or provide for the payment in full or in such other amount as shall be agreed upon by GPH and the relevant creditor of the Vendor Obligations and (b) pay in full the Tax Liabilities.

2. CONTINGENCY RESERVE. There being no facts now known to GPH suggesting that any unknown claims or obligations of GPH or claims that have not arisen against GPH exist or might arise, GPH shall retain the indemnification obligations referred to in the eighth recital hereof as provision for any and all such claims and obligations.

3. AUTHORITY OF OFFICERS AND DIRECTORS. The Board of Directors and the officers of GPH shall continue in their positions for the purpose of winding up the affairs of GPH as contemplated by the laws of the State of Delaware. The Board of Directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process and is authorized to pay such persons compensation for their services; provided, however, that no current officer or director of GPH shall receive any compensation for his or her services as aforesaid and that any such compensation to such other persons shall be fair and reasonable. The adoption of the Plan by the Board of Directors shall constitute full and complete authority, in accordance with and subject to the terms of the Charter, for the Board of Directors and the officers of GPH, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board of Directors or such officers deems necessary, appropriate or advisable (i) to dissolve GPH in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of GPH; (iii) to satisfy or provide for the satisfaction of GPH’s obligations in accordance with Section 281(b) of the DGCL; and (iv) to distribute all of the remaining funds of GPH to the Public Stockholders in complete cancellation or redemption of its stock.

4. CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM. Subject to approval by the Board of Directors, the officers and agents of GPH shall, as promptly as feasible, proceed to collect all sums due or owing to GPH to sell and convert into cash any and all corporate assets and, out of the assets of GPH, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of GPH pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan.

5. RECOVERY OF ASSETS. In the event that GPH (or any trustee or receiver for GPH appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to GPH, including any tax refunds, such funds shall first be used to satisfy any claims against or obligations of GPH, and to the extent any assets or funds remain thereafter, shall be distributed to the Public Stockholders in accordance with and subject to the terms of the Charter and the DGCL and to such terms and conditions as the Board of Directors (or any trustee or receiver for GPH) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude GPH (or any trustee or receiver for GPH) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of GPH.

6. PROFESSIONAL FEES AND EXPENSES. In connection with and for the purpose of implementing and assuring completion of this Plan, GPH may, in the sole and absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to GPH in connection with the collection, sale, exchange or other disposition of GPH’s property and assets and the implementation of this Plan.

7. INDEMNIFICATION. GPH shall continue to indemnify its officers, directors, employees and agents in accordance with the Charter, its bylaws and any contractual arrangements for actions taken in connection with this Plan and the winding up of the affairs of GPH. The Board of Directors, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover GPH’s obligations hereunder, including, without limitation, directors’ and officers’ liability coverage.

8. LIQUIDATING TRUST. The Board of Directors may, but is not required to, establish and distribute assets of GPH to a liquidating trust, which may be established by agreement in form and substance determined by the Board of Directors with one or more trustees selected by the Board of Directors. In the alternative, the Board of Directors may petition a court of competent jurisdiction for the appointment of one or more trustees to conduct the liquidation of GPH, subject to the supervision of the Court. Whether appointed by an agreement or by the court, any trustee or trustees shall in general be authorized to take charge of GPH’s property, and to collect the debts and property due and belonging to GPH, with power to prosecute and defend, in the name of GPH or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by GPH that may be necessary, appropriate or advisable for the final settlement of the unfinished business of GPH.

9. LIQUIDATING DISTRIBUTIONS. Liquidating distributions, in accordance with and subject to the terms of the Charter, shall be made from time to time after the adoption of this Plan to the holders of record, at the close of business on November 6, 2009, of outstanding shares of Common Stock sold pursuant to the IPO, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board of Directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of GPH (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of GPH). All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board of Directors and in accordance with Section 281(b) of the DGCL. As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of GPH within the meaning of the Internal Revenue Code of 1986 (the “Code”).

10. AMENDMENT OR MODIFICATION OF PLAN. If for any reason the Board of Directors determines that such action would be in the best interests of GPH, it may amend or modify this Plan and all actions contemplated hereunder to the extent permitted by the DGCL and in accordance with and subject to the terms of the Charter; provided, however, that GPH will not amend or modify this Plan under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities laws without complying with such laws.

11. CANCELLATION OF STOCK AND STOCK CERTIFICATES. Following the dissolution of GPH, it shall no longer permit or effect transfers of any of its stock, except by will, intestate succession or operation of law.

12. LIQUIDATION UNDER CODE SECTIONS 331 AND 336. It is intended that this Plan shall be a plan of complete liquidation of GPH in accordance with the terms of Sections 331 and 336 of the Code. This Plan shall be deemed to authorize the taking of such action as may be necessary or determined to be appropriate by the appropriate officers of GPH to conform with the provisions of said Sections 331 and 336.

13. FILING OF TAX FORMS. The appropriate officers of GPH are authorized and directed to execute and file on a timely basis an Internal Revenue Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

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